RETIREMENT AGREEMENT


     RETIREMENT AGREEMENT, dated as of May 22, 2000 (the "Agreement"), between FactSet Research Systems Inc., a Delaware corporation (the "Company"), and Howard E. Wille (the "Executive").

     WHEREAS, the Executive is employed by the Company on the terms and conditions set forth in an employment agreement dated June 27, 1996 by and between the Executive and the Company (the "Employment Agreement"); and

     WHEREAS, the Executive currently serves as Chairman of the Board of Directors of the Company ("Chairman") and as Chief
Executive Officer of the Company ("Chief Executive Officer"); and

     WHEREAS, the Executive desires to retire from active employment with the Company effective May 22, 2000 (the "Retirement Date"); and

     WHEREAS, the Company desires to reward the Executive for his 22 years of service with the Company as Chairman and Chief Executive Officer;

     NOW, THEREFORE, in consideration of the premises set forth herein, the Executive and the Company, intending to be legally bound hereby, do hereby agree as follows:

     1. Retirement by the Executive.

     (1) The Executive has elected to retire as an employee and officer of the Company and any of its subsidiaries or affiliates as of the Retirement Date.

     (2) The Executive shall continue as the non-executive Chairman of the Board of Directors (the "Board") until August 31, 2000, or such earlier date on which the Executive may resign as Chairman of the Board.

     2. Termination of the Employment Agreement. By mutual agreement, the Employment Agreement shall be terminated, effective as of the Retirement Date, and from such date the Employment Agreement shall be void and of no force and effect.

     3. Compensation and Benefits. During the period that the Executive serves as Chairman of the Board (the date such service terminates for any reason, the "Chairman Termination Date"), the Company shall provide the Executive with periodic cash compensation at the rate of $350,000 per year and the Company shall continue to provide the Executive (and his spouse and dependants, if applicable) with medical and dental benefits substantially equivalent to the benefits he was entitled to receive immediately prior to the Retirement Date. The Company shall give the Executive the right to purchase (such right to remain open until the Chairman Termination Date) at current book value, the Company vehicles which were customarily provided to the Executive immediately prior to the Retirement Date.

     4. Benefits following Termination of Board Service. For a period of thirty six months immediately following the Chairman Termination Date, the Company shall continue to provide the Executive (and his spouse and dependents, if applicable) with medical and dental benefits as described in Section 3 of this Agreement.

     5. Special Retirement Payment. In recognition of the Executive's contributions to the success of the Company, no later than five business days following the Chairman Termination Date, the Company shall pay the Executive (or if applicable, his estate or legal representative) a special retirement payment of $2,750,000, in a lump sum in cash.

     6. Gross-Up Payment for Excise Tax. If any of the payments or benefits received or to be received by the Executive pursuant to the terms of this Agreement or any other Company plan, arrangement or agreement (such payments or benefits, excluding the Gross-Up Payment (as defined below), the "Total Payments") will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment taxes and excise tax upon the Gross-Up Payment, shall be equal to the Total Payments. Any calculation required to be made in respect of the foregoing shall be determined initially by a nationally recognized firm of independent public accountants retained by the Executive at the Company's expense, and such determination and the basis therefor shall be furnished in writing to the Executive and the Company. Payment shall be made by the Company in accordance with that initial determination regardless whether there is a dispute over the accuracy thereof. If either party disputes that initial determination the matter shall promptly be referred to a nationally recognized firm of independent public accountants selected by the Executive (which firm shall not have been involved in the initial determination), and the Executive and the Company shall promptly furnish to that firm such information as it reasonably requests. The Company shall make such additional payment to the Executive or the Executive shall refund an amount to the Company, as the case may be, in accordance with the latter firm's determination. The fees and expenses of that firm shall be borne by the Company.

     7. Release by the Executive.

     (1) The Executive, on behalf of himself, his family, heirs, executors, administrators, legal representatives and assignees hereby releases the Company, its parents, subsidiaries and other affiliates, its (and its parents', subsidiaries' and other affiliates') present or former employees, officers, directors, stockholders, representatives and agents from all claims and demands the Executive has had or presently has against the Company and its parents, subsidiaries and other affiliates, including any rights or claims the Executive may have based on or pertaining to his Employment Agreement or otherwise based on any facts or events, whether known or unknown by the Executive, that have occurred prior to the date of this Agreement.

     (2) Nothing herein shall be deemed to release: (i) the Executive's right to be reimbursed for ordinary and necessary business expenses incurred prior to the Retirement Date but not previously reimbursed, (ii) salary, benefits and perquisites payable to the Executive (including, but not limited to, accrued and unpaid vacation days) with respect to a period prior to the Retirement Date which have not been previously paid up to the Retirement Date, (iii) the Executive's rights under this Agreement or (iv) any of the benefits that the Executive has accrued prior to the Retirement Date under the Company's employee benefit plans. In addition, the Executive shall be entitled to reimbursement for ordinary and necessary business expenses incurred following the date hereof in connection with his service as a director in accordance with the Company's policies in effect from time to time.

     8. Release by the Company. As additional consideration hereunder, the Company, its parents, subsidiaries and other affiliates (and their respective successors and assigns) hereby release the Executive from all claims or demands they have had or presently have against the Executive, including any rights or claims based on any facts or events, whether known or unknown, that have occurred prior to the date of this Agreement.

     9. Indemnification.

     (1) The Company hereby agrees that, with respect to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") to which Executive is a party or is threatened to be made a party by reason of the Executive's service as director, officer or employee of the Company prior to the Chairman Termination Date ("Pre-Termination Date Service"), the Executive is and shall be indemnified by the Company, including without limitation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually reasonably incurred by him in connection with the defense or settlement of such Proceeding, to the fullest extent of applicable law, the Company's by-laws and Company's articles of incorporation (each of such by-laws and articles of incorporation as in effect on the date hereof). The Company represents and warrants that, with respect to the Pre-Termination Date Service, the Executive is a named insured under the Company's Directors' and Officers' Liability Insurance Policy which provides liability coverage for the directors and officers of the Company.

     (2) The Executive shall be indemnified and held harmless with respect to any Proceeding to which Executive is a party or is threatened to be made a party by reason of the Executive's service to the Company on or after the date hereof to the same extent that the Company indemnifies and holds harmless directors of the Company.

     10. Publicity. A press release in respect of the Executive's resignation as Chief Executive Officer of the Company shall be issued by the Company and/or the Executive in the form attached to this Agreement as Exhibit A. Except as provided in this Section 10 or as required by law or stock exchange rule, the Executive shall not divulge, and the Company shall use its best effort to cause its officers, employees and agents not to divulge, to any other entity or person (except in the case of the Executive, to his spouse, and in case of the Company and the Executive to its, or his, legal and financial advisors) any information concerning this Agreement or the terms thereof or the discussions relating thereto.

     11. Nondisparagement. The Company and the Executive shall refrain from making any statements or taking any action which has the effect of demeaning the name or reputation of the other, or which is injurious, or could reasonably be expected to be injurious to the best interests (economic or otherwise) of the other. For the purposes of this Section 11, the Company shall include its affiliates, employees and directors.

     12. Noncompetition; Confidentiality.

     (1) The Executive agrees that while serving as Chairman of the Board and for a period of two years following the Chairman Termination Date, the Executive shall not, directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its affiliates (a "Competitive Activity"). For these purposes, the Executive's ownership of securities or a public company not in excess of five percent (5%) of any class of such securities shall not be considered to be a Competitive Activity.

     (2) The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any subsidiary or affiliate, including, without limitation, customer lists, client lists, trade secrets, pricing policies, data bases and other nonpublic business affairs of the Company and any subsidiary or affiliate learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside of the Company or any of its affiliates.

     13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The expense of any arbitration shall be borne by the Company. Notwithstanding the foregoing, the Company may seek equitable relief in any court of competent jurisdiction to prevent any violation of Section 11 or 12 of this Agreement and the Executive may seek equitable relief in any court of competent jurisdiction to prevent any violation of Section 11 of this Agreement. The Executive and the Company each agree that equitable relief may be granted without the necessity to post a bond. In the event that any provision of Section 12 of this Agreement is deemed to be unreasonable by the final decision of a court of competent jurisdiction, the Company and the Executive shall agree and submit to such revision or modification thereof which said court shall deem to be reasonable and which most closely conforms to the intent of this Agreement.

     14. Mitigation. The Company's obligations to make payments provided for in the Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive shall not be required to mitigate amounts payable hereunder by seeking employment or otherwise.

     15. Modification; Waiver or Discharge. This Agreement is entered into between the Company and the Executive for the benefit of each of the Company and the Executive. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto (including the Employment Agreement, except to the extent otherwise provided herein).

     17. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor. The Executive shall, in his discretion, be entitled to proceed against such successor or the Company in any action to enforce any rights of the Executive hereunder.

     18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     19. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     20.   Governing  Law.  The  validity,   interpretation,   construction  and
performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to principles of conflicts of laws.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                            FactSet Research Systems Inc.


                                            BY:  /s/ MICHAEL F. DICHRISTINA


                                            BY:  /s/ HOWARD E. WILLE
                                                     Howard E. Wille